Exhibit 10.16

WPZ GP LLC (formerly known as Access Midstream Partners GP, L.L.C.)

Director Compensation Policy

Adopted December 11, 2014

Effectiveness

Effective upon adoption, this Director Compensation Policy shall supercede and replace any compensation determinations for members of the Board of Directors (the “Board”) of Access Midstream Partners GP, L.L.C. (the “Company”).

Compensation of Directors

Members of the Board of the Company who are also officers or employees of affiliates of the Company shall receive no additional compensation for serving on the Board or Board committees.

I.	Bi-Annual Compensation Package

Subject to adjustment as provided in Section IV below, for the period beginning on January 1st of each year and ending on June 30th as well as the period beginning on July 1st and ending on December 31st (each a “Bi-Annual Compensation Period”), directors who are not officers or employees of the Company or its affiliates (each a “Non-Employee Director” and collectively “Non-Employee Directors”) shall receive the following bi-annual compensation package:

1.	$75,000 cash, subject to the provisions of Section IV below, such cash compensation to be paid on January 1st and July 1st for an annual sum of $150,000 (“Bi-Annual Board Retainer”);
2.

$5,000 cash to the Chair of the Audit Committee (“Audit Chair”), subject to the provisions of Section IV below, such cash compensation to be paid on January 1st  and July 1st for an annual sum of $10,000 (“Audit Chair Compensation”); and

3.

$5,000 cash to the Chair of the Conflicts Committee (“Conflicts Chair” and together with Audit Chair, “Committee Chair”), subject to the provisions of Section IV below, such cash compensation to be paid on January 1st  and July 1st for an annual sum of $10,000 (“Conflicts Chair Compensation” and together with Audit Chair Compensation, “Chair Compensation”).

III.	Other Compensation
1.

In addition, each Non-Employee Director shall receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and attending education programs relevant to their duties as members of the Board.

IV.	Interim Payment and Grant Dates and Proration
1.	Interim Payment and Grant Dates.

A person who first becomes a Non-Employee Director or a Committee Chair after January 1st and prior to June 30th shall receive prorated compensation for such first Bi-Annual Compensation Period (January 1st through the June 30th ) as well as full compensation  for the second Bi-Annual Compensation Period (July 1st through December 31st), both paid as of July 1st of such year.

A person who first becomes a Non-Employee Director or a Committee Chair on or after July 1st and prior to December 31st shall receive prorated compensation for such second Bi-Annual Compensation Period (July 1st through December 31st) paid as of the following January 1st.

For the avoidance of doubt, a person who transitions as a Chair of one committee to another, but does not simultaneously serve as Chair of the Audit Committee and Conflicts Committee, shall receive Chair Compensation for one Committee with respect to the period during which the transition occurred.

2.	Proration.

The amount of cash compensation for a prorated Bi-Annual Board Retainer payment or Chair Compensation payment shall be the product of the aggregate bi-annual cash compensation amount applicable to such Non-Employee Director as set forth in Section I above multiplied by a fraction, the numerator of which is the number of full and fractional calendar months elapsing between the date such person first becomes a Non-Employee Director or Committee Chair and the earlier of the following June 30th or December 31st and the denominator of which is 6.